Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Applied Materials, Inc.:
We consent to the incorporation by reference in the registration statements (No. 2-69114; 2-77987; 2-77988; 2-85545; 2-94205; 33-24530; 33-52072; 33-52076; 33-63847; 33-64285; 333-21367; 333-31289; 333-31291; 333-45007; 333-45011; 333-69193; 333-71241; 333-71243; 333-71245; 333-88777; 333-88779; 333-34118; 333-35396; 333-52518; 333-74764; 333-75698; 333-105355; 333-116393; 333-123531; 333-124711; 333-135977; 333-143377; 333-145805) on Form S-8 of Applied Materials, Inc. of our report dated December 14, 2007, with respect to the consolidated balance sheets of Applied Materials, Inc. as of October 28, 2007 and October 29, 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 28, 2007, and the related financial statement schedule, and our report dated December 14, 2007 with respect to the effectiveness of internal control over financial reporting as of October 28, 2007, which report appears in the October 28, 2007 annual report on Form 10-K of Applied Materials, Inc.
As discussed in note 1 to the consolidated financial statements, effective October 28, 2007, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R). Also as discussed in note 1 to the consolidated financial statements, effective October 31, 2005, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment, applying the modified-prospective method.
/s/ KPMG LLP
Mountain View, California
December 14, 2007